EXHIBIT 99.1

News

Merisel, Inc. To Be Acquired by an Affiliate of American Capital Strategies for $5.75 per Share in Cash

Merisel, Inc. Announces Earnings For Fourth Quarter and Fiscal 2007
Fourth Quarter EPS of $4.13; Full Year EPS of $4.22

New York, New York – March 28, 2008 – Merisel, Inc. (OTC: MSEL.pk) a leading provider of visual communications and brand imaging solutions to the consumer products, retail, advertising and entertainment industries, today announced that it has entered into a definitive agreement pursuant to which it will be acquired by TU Holdings, Inc., a wholly owned portfolio company of American Capital Strategies, Ltd. (Nasdaq:  ACAS), for $5.75 per share in cash.

Donald R. Uzzi, Chairman and Chief Executive Officer of Merisel said, “We believe that this transaction delivers substantial value to our stockholders.  For over a year, our Board of Directors has examined numerous strategic alternatives focused on enhancing value and has determined that a transaction with American Capital is the best alternative for our stockholders.”  Ronald P. Badie, lead director added, “We look forward to working with American Capital to close this transaction quickly and to smoothly transition the Merisel business to its new owners.”

Dean Anderson, Managing Director of American Capital, said “Merisel is a leader in the visual communications and brand imaging solutions business.  We are excited about this opportunity and anticipate closing this acquisition in the second quarter of 2008.”

The transaction has been unanimously approved by Merisel’s Board of Directors, which will recommend that Merisel's stockholders approve the transaction.  Affiliates of Stonington Partners, L.P., Merisel’s largest stockholder, who collectively own approximately 60% of the company’s outstanding common stock, have entered into an agreement to vote in favor of the transaction.  Approval of the transaction requires the affirmative vote of a majority of the outstanding Merisel shares and is subject to certain other customary closing conditions.  The shares held by the affiliates of Stonington Partners represent more than a majority of Merisel’s outstanding shares of common stock.  The transaction is expected to close during the second quarter of 2008. The exact timing of the closing of the transaction is dependent on the review and clearance of necessary filings with the Securities and Exchange Commission and satisfaction of other customary closing conditions.

Robert W.  Baird & Co.  Inc. and Houlihan Lokey Howard & Zukin Financial Advisors, Inc., acted as financial advisors to Merisel, and Weil, Gotshal & Manges LLP, and Rosner & Napierala, LLP provided legal advice. O’Melveny & Myers LLP acted as legal counsel to American Capital.

Financial Results (in thousands except for per share amounts)
Merisel also reported today financial results for the Fourth Quarter and year ended December 31, 2007.

Merisel reported Fourth Quarter 2007 earnings of $4.13 per share (diluted) versus income of $.55 per share for the Fourth Quarter of 2006, and Full Year 2007 earnings of $4.22 per share versus income of $.66 per share in 2006.  Excluding Discontinued Operations, Merisel reported earnings of $4.13 per share in the Fourth Quarter of 2007 versus income of $.58 per share in the Fourth Quarter of 2006 and Full Year 2007 earnings of $4.20 per share versus income of $.56 per share in fiscal 2006.

In the Fourth Quarter of 2007, the Company further reduced the valuation allowance against its deferred tax asset by $31,375 on the belief that it will earn sufficient future income from operations to be able to utilize its Net Operating Loss Carryforwards (“NOL’s”).  The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes.”  Under SFAS 109, when a Company believes that it may not have sufficient income to be able to utilize its deferred tax assets, (NOL’s in the Company’s case) a valuation allowance is recorded.  This reduced valuation allowance resulted in an income tax benefit of $30,594 for the Full Year of 2007 compared to a benefit of $3,280 in 2006 when a smaller reduction of the valuation allowance was made.

“We’re pleased with our results for the quarter and full year,” stated Donald. R. Uzzi, Chairman and CEO.  “Revenues increased by 10% fueled by a full year of sales from our 2006 acquisitions as well as solid organic revenue growth.  We continue to increase client service offerings and expand our client base.  Concurrently we improved gross margin by 240 basis points through continuing production labor efficiencies and lower raw material costs driven by centralized procurement.  Merisel is a stronger enterprise today and a leading service provider to the Visual Communications and Brand Imaging Solutions market”.

Results of Operations   (In thousands except per share amounts)

	2007			2006
	Existing Operations	Expanded Operations	Total Operations	Existing Operations	Expanded Operations	Total Operations
Net sales	$79,713	$13,468	$93,181	$78,452	$6,268	$84,720
Gross profit	37,183	6,707	43,890	34,061	2,938	36,999
Selling, general, and administrative	33,141	5,175	38,316	30,484	2,179	32,663
Restructuring charge	-	-	-	724	-	724
Interest expense	(828)	(31)	(859)	(1,054)	(12)	(1,066)
Interest income	448	25	473	481	-	481

For the purposes of the above table and the following discussion, “Existing Operations” refers to the Company’s businesses acquired during the fiscal year ended December 31, 2005, and “Expanded Operations” refers to the Company’s businesses acquired during the fiscal year ended December 31, 2006, specifically DCS and AdProps which were acquired in May 2006 and Fuel, which was acquired in October 2006. The above table represents the key financial statement areas of operations.

The Company reported net income to common stockholders of $33,848 for 2007 compared with $5,135 for 2006.  These results include a gain on the sale of discontinued operations of $145 and $748 for 2007 and 2006, respectively.

Comparison of Fiscal Years Ended December 31, 2007 and December 31, 2006
Net Sales - Net sales increased by $8,461, or 10.0%, from $84,720 for the year ended December 31, 2006, to $93,181 for the year ended December 31, 2007.  Net sales from Existing Operations increased $1,261, or 1.6%, from $78,452 for the year ended December 31, 2006, to $79,713 for the year ended December 31, 2007.

Gross Profit – Gross profit increased $6,891, or 18.6%, from $36,999 for the year ended December 31, 2006, to $43,890 for the year ended December 31, 2007. Gross profit from Existing Operations increased $3,122, or 9.2%, from $34,061 for the year ended December 31, 2006, to $37,183 for the year ended December 31, 2007. Gross profit as a percentage of sales, or gross margin, increased 3.4% from 43.7% for the year ended December 31, 2006 to 47.1% for the year ended December 31, 2007. The increase in gross margin is attributable to production labor efficiencies at Color Edge and Crush Creative, and a reduction in raw material costs and production supplies driven by centralized procurement.

Selling, General and Administrative - Selling, general and administrative expenses increased $5,653, or 17.3%, from $32,663 for the year ended December 31, 2006, to $38,316 for the year ended December 31, 2007. Selling, general and administrative expenses from Existing Operations increased $2,657 or 8.7% from $30,484 for the year ended December 31, 2006 to $33,141 for the year ended December 31, 2007. Part of the increase in selling, general, and administrative expenses from Existing Operations is attributed to $1,827 incurred in connection with the Company’s decision to explore strategic alternatives.

Restructuring Costs - The Company recorded a restructuring charge of $724 related to the restructuring of the wet processing film business for the year ended December 31, 2006. There was no restructuring charge for the year ended December 31, 2007.

Interest Expense - Interest expense for the Company decreased by $207, or 19.4%, from $1,066 for the year ended December 31, 2006 to $859 for the year ended December 31, 2007.  The change primarily reflects a decrease in loan balances due to payments of principal on capital leases and installment notes.

Interest Income - Interest income for the Company decreased by $8, or 1.6%, from $481 for the year ended December 31, 2006, to $473 for the year ended December 31, 2007.

Income Taxes – The Company recorded an income tax benefit of $3,280 in the year ended December 31, 2006 and an income tax benefit of $30,594 for the year ended December 31, 2007. The Company further reduced its valuation allowance and recorded a deferred tax benefit in the amount of $34,972 for the year ended December 31, 2007.

Discontinued Operations Income – On April 17, 2006, the Company was notified that a deed for real property securing a note receivable had been transferred back to the Company in settlement of the note receivable. The underlying real property was valued at $914 and recorded as assets held for sale at December 31, 2006. On March 28, 2007, the Company sold the real property for $1,192, net of expenses. The Company recorded income from discontinued operations of $145 for the year ended December 31, 2007.  This figure consists of the sale price of $1,192, net of its cost basis of $914, taxes of $112, and other expenses of $21.

Income from discontinued operations for the year ended December 31, 2006 was $748. On June 19, 2006, the Company recorded a gain of $1,250 on the sale of an unsecured claim, net of other expenses of $342 and tax of $160.

Net Income - As a result of the above items, the Company reported net income available to common stockholders of $5,135 in the year ended December 31, 2006 and reported net income available to common stockholders of $33,848 for the year ended December 31, 2007

Cautionary Statement
This release contains statements concerning Merisel’s expectations for future performance, as well as statements relating to the potential acquisition of Merisel by American Capital, and are forward looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. Any such forward looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. The Company undertakes no obligation to update any such forward-looking statements. Please see the Company’s filing with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a discussion of specific risks that may affect performance.

Important Merger Information

In connection with the proposed transaction, Merisel intends to file relevant materials with the Securities and Exchange Commission ("SEC"), including a proxy statement with respect to the proposed transaction. Such documents, however, are not currently available. Investors are urged to read the proxy statement regarding the proposed transaction when it becomes available, because it will contain important information. Investors will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Merisel, without charge, at the SEC's website (http://www.sec.gov) once such documents are filed with the SEC. Copies of the proxy statement can also be obtained, without charge, once they are filed with the SEC, by directing a request to Merisel, Inc., Attention: Shareholder Relations, 127 West 30th Street, 5th Floor, New York, New York 10001, (212) 594-4800.

Merisel and its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Merisel stockholders in respect of the proposed transaction. Information regarding Merisel directors and executive officers is available in Merisel’s proxy statements for its 2007 annual meeting of stockholders. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

About Merisel
Merisel headquartered in New York, N.Y. is a leading visual communications and brand imaging solutions provider to its clients. Merisel provides a broad portfolio of digital and graphic services to clients in the retail, manufacturing, beverage, cosmetic, advertising, entertainment and consumer packaged goods industries. These solutions are delivered to clients through its portfolio companies; ColorEdge, Crush Creative, Comp 24, It’s in the Works, Dennis Curtin Studios, AdProps, and Fuel Digital. Merisel has sales offices in New York City, Atlanta, Los Angeles, Orlando, and Portland, Oregon and, and production facilities in New York, New Jersey, Atlanta and Los Angeles to ensure the highest quality solutions and services to our clients. Learn more at www.merisel.com.

Contact:
Jon Peterson
(212) 502-6570
jon.peterson@merisel.com

MERISEL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31		Year Ended December 31,
	2007	2006	2007	2006
Net sales	$24,055	$24,938	$93,181	$84,720

Cost of sales	12,299	14,217	49,291	47,721

Gross profit	11,756	10,721	43,890	36,999

Selling, general & administrative expenses	10,241	8,939	38,316	32,663
Restructuring charge	-	-	-	724

Operating income	1,515	1,782	5,574	3,612

Interest expense, net	36	273	386	585

Income from continuing operations before provision for income tax	1,479	1,509	5,188	3,027

Income tax provision	(32,178)	(3,492)	(30,594)	(3,280)

Income from continuing operations	33,657	5,001	35,782	6,307

Income (loss) from discontinued operations, net of taxes	2	(236)	145	748
Net income	33,659	4,765	35,927	7,055
Preferred stock dividends	536	494	2,079	1,920
Net income available to common stockholders	$33,123	$4,271	$33,848	$5,135

Income per share (basic):
Income (loss) from continuing operations available to common stockholders	$4.25	$0.58	$4.32	$0.56
Income from discontinued operations, net of taxes	0.00	(0.03)	0.02	0.10
Net income available to common stockholders	$4.25	$0.55	$4.34	$0.66

Income per share (diluted):
Income (loss) from continuing operations available to common stockholders	$4.13	$0.58	$4.20	$0.56
Income from discontinued operations, net of taxes	0.00	(0.03)	0.02	0.10
Net income available to common stockholders	$4.13	$0.55	$4.22	$0.66

Weighted average number of shares
Basic	7,793	7,768	7,793	7,744
Diluted	8,027	7,816	8,016	7,816